EXHIBIT 99.2

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2016 AND 2015

AND

INDEPENDENT AUDITOR’S REPORT

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2016 AND 2015

AND

INDEPENDENT AUDITOR’S REPORT

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1

Consolidated Financial Statements:

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 -16

This is a copy of the Company’s annual financial statements reproduced from an electronic file. An original copy of this document

is available at the Company’s office.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Galaxy Tool Holding Corporation

Winfield, KS

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Galaxy Tool Holding Corporation and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended and the related notes to consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galaxy Tool Holding Corporation and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Allen, Gibbs & Houlik, L.C.

April 30, 2018

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$516,890	$1,520,315
Accounts receivable less allowance for doubtful accounts of $10,000	3,285,228	2,215,789
Inventories	1,698,602	4,030,681
Income taxes receivable	—	—
Prepaid expenses	136,206	119,609

Total current assets	5,636,926	7,886,394

PROPERTY, PLANT AND EQUIPMENT
Land	9,000	9,000
Buildings and improvements	7,311,412	7,274,404
Machinery and equipment	14,346,285	14,687,783
Computer hardware and software	1,108,564	703,831
Office furniture and fixtures	158,943	163,287

	22,934,204	22,838,305
Less accumulated depreciation	9,221,207	8,266,012

Net property and equipment	13,712,997	14,572,293

OTHER ASSETS
Goodwill	3,302,091	3,302,091
Customer list, net	—	103,033

	3,302,091	3,405,124

	$22,652,014	$25,863,811

	2016	2015
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,292,826	$1,538,501
Revolving line-of-credit	4,500,000	5,000,000
Accounts payable	1,866,696	2,517,991
Accrued expenses	1,962,996	1,987,365
Deferred revenue	103,835	1,223,920

Total current liabilities	9,726,353	12,267,777
LONG-TERM LIABILITIES
Long-term debt, less current maturities	9,548,143	10,211,824
Deferred income taxes	2,493,000	2,617,000

Total liabilities	21,767,496	25,096,601

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, par value $.01 per share; 5,000,000 shares authorized and 4,111,907 shares issued and outstanding, total liquidation preference of outstanding shares of $13,265,060; net of offering costs of $83,200	4,028,707	4,028,707
Preferred stock, Series B, par value $.01 per share; 5,000,000 shares authorized and 4,438,093 shares issued and outstanding, total liquidation preference of outstanding shares of $7,228,213; net of offering costs of $300,000	4,138,093	4,138,093
Preferred stock, Series C, par value $.01 per share; 1,000,000 shares authorized and 927,480 shares issued and outstanding, total liquidation preference of outstanding shares of $7,890,707	3,246,178	3,246,178
Preferred stock, Series D, par value $.01 per share; 1,000,000 shares authorized and 333,799 in 2013 and 1,000,000 shares issued and outstanding, total liquidation preference of outstanding shares of $7,714,983	4,105,731	4,105,731
Preferred stock, Series E, par value $.01 per share; 200,000 shares authorized and 144,259 shares issued and 55,741 outstanding, total liquidation preference of outstanding shares of $16,993,489	10,520,000	10,520,000
Common stock, Class A, par value $.01 per share; 200,000 shares authorized and 92,657 shares issued and outstanding	927	927
Common stock, Class B, par value $.01 per share; 50,000 shares authorized and 48,093 shares issued and outstanding	481	481
Common stock, Class C, par value $.01 per share; 1,000 shares authorized and 1,000 shares issued and outstanding; issued for no consideration	—	—
Additional paid-in capital	99,000	99,000
Retained earnings (deficit)	(18,203,121)	(18,320,429)
Excess of consideration paid over consideration contributed by continuing stockholder interests	(7,051,478)	(7,051,478)

Total stockholders’ equity	884,518	767,210

	$22,652,014	$25,863,811

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2016 and 2015

	2016	2015
Net sales	$25,741,258	$27,991,484
Cost of goods sold	21,356,407	26,303,936

Gross profit	4,384,851	1,687,548
Goodwill impairment loss	—	5,377,000
General and administrative expenses	3,272,500	4,105,636

Operating profit (loss)	1,112,351	(7,795,088)
Interest expense	1,119,043	2,212,132

Loss before income taxes	(6,692)	(10,007,220)
Income tax (benefit) expense	(124,000)	1,423,188

Net income (loss)	$117,308	$(11,430,408)

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2016 and 2015

	Preferred Stock					Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Excess of Consideration Paid over Consideration Contributed by Continuing Stockholder Interests
	Series A	Series B	Series C	Series D	Series E	Class A	Class B				Total
Balance, December 31, 2014	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$—	$927	$481	$99,000	$(6,890,021)	$(7,051,478)	$1,677,618
Non-cash distribution in equity to debt conversion	—	—	—	—	10,520,000						10,520,000
Net loss	—	—	—	—	—	—	—	—	(11,430,408)	—	(11,430,408)

Balance, December 31, 2015	4,028,707	4,138,093	3,246,178	4,105,731	10,520,000	927	481	99,000	(18,320,429)	(7,051,478)	767,210
Net income	—	—	—	—	—	—	—	—	117,308	—	117,308

Balance, December 31, 2016	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$10,520,000	$927	$481	$99,000	$(18,203,121)	$(7,051,478)	$884,518

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net income (loss)	$117,308	$(11,430,408)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	2,016,742	2,118,528
Amortization	103,033	730,251
Goodwill impairment	—	5,377,000
Deferred income tax (benefit) expense	(124,000)	2,060,000
Loss (gain) on sale of equipment	78,091	(1,271)
Change in operating assets and liabilities:
Accounts receivable	(1,069,439)	1,890,319
Prepaid expenses	(16,597)	(21,408)
Inventories	2,332,079	(626,640)
Income taxes	—	71,076
Accounts payable and accrued expenses	(675,664)	(115,540)
Deferred revenue	(1,120,085)	395,335

Net cash from operating activities	1,641,468	447,242

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,289,037)	(943,160)
Proceeds from sale of property, plant and equipment	53,500	3,500

Net cash from investing activities	(1,235,537)	(939,660)

Cash flows from financing activities:
Net (payments) borrowings on revolving credit agreement	(500,000)	2,949,750
Principal payments on long-term debt	(909,356)	(1,406,566)

Net cash from financing activities	(1,409,356)	1,543,184

Change in cash	(1,003,425)	1,050,766
Cash at beginning of year	1,520,315	469,549

Cash at end of year	$516,890	$1,520,315

Supplemental disclosure of cash flow information:
Interest paid	$1,059,323	$2,009,845

Debt to equity conversion (non-cash)	$—	$10,520,000

Tax refund	$—	$637,356

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Operations—Galaxy Tool Holding Corporation and Subsidiary (d/b/a Galaxy Technologies) is in the business of manufacturing and designing precision tools and parts, fabricating steel and aluminum assemblies, and producing secondary equipment for the customers in the aerospace industry. Additionally, the Company serves customers in the plastic products industry with manufacturing and repairing injection and blow molds and designing component parts and secondary equipment. The Company’s customers are located throughout the United States and internationally. The Company is headquartered in Winfield, Kansas, where it has a manufacturing facility.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Galaxy Tool Holding Corporation and its wholly-owned subsidiary, Galaxy Technologies, Inc. (Company). All material intercompany related party balances and transactions have been eliminated in the consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities, (2) disclosures such as contingencies, and (3) the reported amounts of revenues and expenses included in such financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable, Trade—Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 to 60 days, depending on the customer. Interest is not charged on past due accounts.

Inventories—Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method. Work-in-process includes material, labor, and allocable factory overhead costs.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method, using estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

Customer List—The Company amortizes acquired customer list, using a straight-line method, over a 7  1⁄2 year period.

Goodwill—Goodwill is not amortized, but is subject to an annual impairment test, as well as when an event triggering impairment may have occurred. The Company has elected to perform its annual analysis during the fourth quarter.

Impairment of Long-Lived Assets—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairment losses recognized for the years ending December 31, 2016 or 2015.

Deferred Revenue—Deferred revenue represents deposits and progress billings on jobs in progress.

Income Taxes—Deferred tax assets and liabilities are recognized for temporary differences and loss carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. When applicable, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the financial statement effects of a tax position only when it believes it can more likely than not sustain the position upon an examination by the relevant tax authority.

Revenue Recognition—Revenue is recognized upon shipment of goods. Shipping and handling charges are included in revenue. Shipping and handling costs are included in cost of goods sold.

Advertising Costs—The Company expenses costs of advertising as they are incurred. Advertising expense for the years ended December 31, 2016 and 2015 was $17,105 and $32,043, respectively.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting Policies not yet Adopted - The FASB issued a new accounting standard, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. accounting principles. The core principle of the new standard is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new accounting standard defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. accounting principles. The standard is first effective for the Company with its 2019 year.

The FASB issued new accounting standard, Inventory—Simplifying the Measurement of Inventory, which will require the Company to report inventory at lower of cost or net realizable value. The Standard is first effective for the Company with its 2017 year.

The FASB recently issued a new accounting standard, Leases. This new standard will include substantial changes for accounting by lessees; existing operating leases and all new leases, unless immaterial, will require balance sheet recognition. The standard is first effective for the Company with its 2020 year, with early adoption permitted.

The FASB recently issued a new accounting standard, Credit Losses, (also known as CECL) requires the measurement of expected credit losses (allowance for doubtful accounts) be based on historical experience AND current conditions and reasonable and supportable forecasts to determine the collectability of reported amounts. The standard is expected to be effective for the Company with its 2021 year.

The Company is currently evaluating the impact of the pending adoption of these new standards.

Subsequent Events—Subsequent events have been evaluated through April 30, 2018, which is the date the financial statements were available to be issued.

2.	RESTATEMENT

The financial statements for the year ending December 31, 2016 have been restated to conform presentation. The only effect of the restatement was $18,649 reclassed from sales to general and administrative on the consolidated statement of income.

3.	BUSINESS ACQUISITION

On August 22, 2008, the Company acquired 100% of the stock of Galaxy Tool Corporation and its subsidiary, Encompass Tool & Machine, Inc., under the terms of a stock purchase agreement. The stock purchase transaction was accounted for in accordance with EITF Issue No. 88-16, Basis in Leveraged Buyout Transactions, and EITF Issue No. 90-12, Allocating Basis in Individual Assets and Liabilities for Transactions Within the Scope of EITF Issue No. 88-16. The aggregate purchase price was allocated to the assets and liabilities of the Company based upon an allocation of their respective carryover and fair market values. The carryover interest on the transaction was 38.6%. The portion of the acquisition

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3	BUSINESS ACQUISITION (CONTINED)

recognized at fair value was 61.4%. The caption “consideration paid over consideration contributed by continuing stockholder interests” within the equity section of the accompanying balance sheets represents the difference between the fair value and the carrying value of the 38.6% carryover interest.

4.	INVENTORIES

Inventories consist of the following at December 31:

	2016	2015
Raw materials	$128,723	$222,045
Work-in-process parts and labor	1,569,879	3,808,636

	$1,698,602	$4,030,681

Due to higher than expected costs related to several projects, management conducted a thorough review of all work-in-process jobs. As a result, a provision for inventory losses of $75,000 and $265,881 is included in work-in-process as of December 31, 2016 and 2015, respectively. This was based on the Company’s best estimates of product sales prices and expected remaining costs to complete a job. It is at least reasonably possible that the estimates used by the Company to determine its provision for inventory losses will be materially different from the actual amounts or results. These differences could result in materially higher than expected inventory provisions, which could have a materially adverse effect on the Company’s results of operations and financial condition in the near term.

5.	DEPRECIATION

Depreciation expense for the years ended December 31, based on useful lives shown below, consists of:

	2016	2015	Useful Lives
Building and improvements	$208,810	$222,186	40 years
Machinery and equipment	1,752,306	1,843,379	3 to 10 years
Computer hardware and software	30,820	35,184	3 to 10 years
Office furniture and equipment	24,806	17,779	3 to 10 years

	$2,016,742	$2,118,528

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	INTANGIBLE ASSETS

The net values for intangible assets at December 31 were as follows:

	2016			2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer list	$5,476,880	$(5,476,880)	$—	$5,476,880	$(5,373,847)	$103,033

Amortization expense of the customer list for the years ended December 31, 2016 and 2015 was $103,033 and $730,251, respectively.

Goodwill of $8,679,091 was recognized with the acquisition as described in Note 3. The value of goodwill is evaluated for impairment annually. During 2015, a goodwill impairment loss of $5,377,000 was recognized, reducing the carrying value of goodwill to $3,302,091 at December 31, 2016 and 2015. Due to market conditions within the industries in which the Company operates, operating profits and cash flows were lower than expected. Based on that trend, the projected cash flows for the Company were revised. No impairment was taken during the year ending December 31, 2016.

7.	REVOLVING LINE-OF-CREDIT AND LONG-TERM DEBT

Revolving Line-of-Credit—The Company has a revolving line of credit agreement with a shareholder of the Company that expires August 22, 2019. Under the agreement, the Company may borrow up to $5,000,000. The unpaid principal balance carried an interest rate of LIBOR plus 8% with a minimum interest rate of 10% per annum through September 30, 2015. Starting October 1, 2015, the interest rate was modified to LIBOR plus 4.5% with a minimum of 6.5%. The interest rate as of December 31, 2016 was 6.5%. This revolving line-of-credit is also subject to an unused revolving commitment fee of 1% each month prior to the maturity date, as well as the terms and conditions that are outlined in the security agreement applicable to the subordinated notes payable shown below. At December 31, 2016, $500,000 was available to be drawn on the line-of-credit.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	REVOLVING LINE-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

Long-term debt at December 31 consists of the following:

	2016	2015

Subordinated notes payable to a stockholder of the Company; interest at the greater of 13.5% or a floating rate equal to the LIBOR plus 9.5%. Effective October 1, 2015, interest was adjusted to the greater of 10.0% or a floating rate equal to the LIBOR plus 6.0% (the rate was 10.0% at December 31, 2016); due in full in August 22, 2019. The loan is collateralized by substantially all assets of the Company. The note is subordinated to the bank debt. Under the terms of the subordinated note payable agreement, the Company is subject to certain restrictions, which include, but are not limited to, making equity distributions; limitations on indebtedness, capital expenditures, management fees and leases; and restrictions on investments. The note also contains a clause that, as permitted under the subordination agreement, requires the Company to prepay the outstanding amount based on excess cash flow, as defined in the agreement. The note also provides for an exit fee of $1,857,212 plus 8.6% per annum of the greater of the outstanding principal balance or $4,250,000, payable upon any change of control that occurs prior to the payoff of the amounts due under the note.

	$5,000,000	$5,000,000
Note payable to a bank, due in monthly payments of $33,680 including interest at 4.50% through maturity in February of 2020. The loan is collateralized by equipment.	1,857,128	2,168,527
Note payable to a bank, due in monthly payments of $26,005 including interest at 4.50% through maturity in October of 2019. The loan is collateralized by a building.	2,052,061	2,264,914
Note payable to a bank; due in monthly payments of $28,017 through January 2016 when the monthly payment changed to $14,577 (with remaining balance due on maturity) including interest at 4.50% through maturity in December of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	792,281	940,956
Note payable to a bank; due in monthly payments of $38,681 through January 2016 when the monthly payment was changed to $8,869 (with remaining balance due on maturity) including interest at 4.50% through maturity in April of 2017. The loan is collateralized by equipment, accounts receivable, and inventory.	482,015	593,283

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	REVOLVING LINE-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

	2016	2015
Note payable to a bank; due in monthly payments of $16,164 through January 2016 when the monthly payment was changed to $7,583 (with remaining balance due on maturity) including interest at 4.50%, through maturity in September 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	$411,956	$490,280
Note payable to a bank; due in monthly payments of $9,448 through January 2016 when the monthly payment changed to $4,518 (with the remaining balance due on maturity) including interest at 4.50% through maturity in September of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	245,528	292,365

	10,840,969	11,750,325
Less current maturities	1,292,826	1,538,501

	$9,548,143	$10,211,824

Annual maturities of long-term debt at December 31, 2016, are as follows:

Year ending December 31,
2017	$1,292,826
2018	1,765,236
2019	6,953,638
2020	829,269
2021	—

$10,840,969

At December 31, 2015, the Company converted $10.52 million of the subordinated note with a stockholder to 144,259 shares of cumulative non-voting preferred Series E stock yielding 17.75%.

The notes payable above to a bank contain certain restrictive covenants common to these arrangements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	INCOME TAX

Deferred Income Taxes—Net deferred tax assets (liabilities) consist of the following at December 31:

	2016	2015
Deferred tax assets (liabilities):
Accounts receivable	$4,000	$4,000
Contributions	—	7,000
Accrued expenses	48,000	71,000
NOL carryforwards (Kansas) expire beginning in 2021	—	560,000
State credit carryforwards expire beginning in 2026	715,000	715,000
NOL carryforwards (federal) expire beginning in 2034	—	2,379,000
Customer list	—	(41,000)
Property, plant, and equipment	(2,545,000)	(2,651,000)

	(1,778,000)	1,044,000
Less valuation allowance	(715,000)	(3,661,000)

Deferred tax (liabilities) assets	$(2,493,000)	$(2,617,000)

At December 31, 2016 and 2015, the Company has federal capital loss carryforwards approximating $0 and $6,998,000, state capital loss carryforwards approximating $0 and $9,325,000 respectively, and state tax credits totaling $715,000. In 2015, management determined that such carryforwards may expire before they are utilized, and has established a valuation allowance to offset these tax assets. The current year decrease in the valuation allowance was $2,946,000 due to the net operating losses being eliminated in the debt to equity conversion.

Income Tax Expense (Benefit)—Income tax expense (benefit) for the years ended December 31 is comprised of the following:

	2016	2015
Current	$—	$(636,812)
Deferred	(124,000)	2,060,000

Total	$(124,000)	$1,423,188

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from operations because of state taxes, nondeductible expenses, change in the valuation allowance and tax credits.

9.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan covering all employees meeting the eligibility requirements of the plan. The Company contributes a discretionary percentage of employee contributions as determined annually by the Board of Directors. Retirement plan matching expense for the years ended December 31, 2016 and 2015 was $45,168 and $58,734, respectively.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	OPERATING LEASES

The Company leases equipment under operating leases expiring in years through 2019. Total rent expense under all operating leases amounted to $211,545 and $301,974 for the years ended December 31, 2016 and 2015, respectively.

The following is a schedule of future minimum rental payments required under the operating leases as of December 31, 2016:

Year Ending December 31,
2017	$172,745
2018	64,731
2019	35,040

$272,516

11.	COMMON AND PREFERRED STOCK

Common stock consists of Class A, B and C shares. Class A and B shares are voting. Class C shares are non-voting. Upon a triggering event, such as a letter of intent to sell the Company, failure to meet certain EBITDA levels, or a default under the loan agreements, the Class B shares may become Class A shares at the option of the holder. Upon corporate liquidation or dissolution, after preferred shareholders receive their liquidation value, the remaining proceeds are divided between Class A and B shares, except that the proceeds allocated to Class B shares are allocated in part to Class C shares based on certain internal rates of return earned by one of the principal stockholders on his preferred and common stock investment in the Company.

Preferred stock consists of series A, B, C, D and E shares carried at the original issue price of $1 per share for Series A and B, $3.50 for Series C, $12.30 for Series D and $100 for Series E. All shares are designated as nonvoting. However, a majority of Series A, C, D and E shareholders must approve certain corporate matters of significance, including amendments to the Articles of Incorporation, share issuances or redemptions, asset or stock sales or mergers, hiring of a Chief Executive Officer and change in number of board members. Dividends on the shares are payable when and if declared by the board. Dividends compound annually and are cumulative. Dividend rates are 15% on Series A shares, 6% on Series B, 15% on Series C and 6% on Series D (prior to February 28, 2013 the dividend rate was 17.5% on Series D) and 17.75% of Series E. Series E shares have first priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series D shares have second priority in liquidation or dissolution, receiving their original issuance price plus unpaid dividends. Series C shares have third priority receiving 1.5 times their original issuance price plus unpaid dividends; followed by Series A shares and lastly Series B shares, both of which receive their original issue price plus unpaid dividends. Dividend payments receive the same priority with Series C dividends payable only if Series D accumulated dividends have been paid, Series A after Series C dividends are paid and Series B after Series A dividends are paid.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	COMMON AND PREFERRED STOCK (CONTINUED)

All shares may be redeemed at the holder’s option after six years from the date of issuance. The redemption dates are August 2014 for Series A and B shares, August 2016 for Series C or D shares and December 2021 for Series E, or after satisfaction of all amounts due under loans extended to the Company by the holders (see Note 7). Redemption is mandatory in the case of a qualified public offering of the Company’s common stock.

The agreement between the stockholders also provides for various rights of electing the members of the Company’s Board of Directors and requires consents as to the sale of the Company.

In connection with the acquisition discussed in Note 3, the Company issued warrants to an outside entity for investment banker services to allow the entity to purchase 5,389 Class A common shares for $1 per share. No value was ascribed to the warrants. The warrants expire in August 2020.

At December 31, 2015, $10.52 million of debt was converted to 144,259 shares of preferred Series E stock.

12.	FAIR VALUE MEASUREMENTS

Fair value measurements apply to all assets and liabilities that are being measured and reported on a fair value basis. This enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. U.S. accounting principles require that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 Inputs - Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets of liabilities.

Level 3 Inputs - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial assets and liabilities measured at fair value on a nonrecurring basis including the following:

Goodwill - Goodwill is subject to an annual impairment test. When the carrying value of assets exceeds the fair values goodwill assets are adjusted. This is considered Level 3 in the valuation hierarchy.

As discussed in Note 6, during fiscal 2015, the Company incurred $5,377,000 of goodwill impairment. The carrying value remaining for goodwill was $3,302,091 at December 31, 2016 and 2015.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	MAJOR CUSTOMERS

Sales to major customers and accounts receivable balances for the years ended December 31 are as follows:

	2016		2015
	Percent of Sales	Percent of Accounts Receivable at December 31	Percent of Sales	Percent of Accounts Receivable at December 31
Customer A	25%	4%	5%	9%
Customer B	12%	4%	9%	0%
Customer C	8%	2%	7%	17%
Customer D	7%	0%	12%	17%

14.	RELATED PARTIES

The Company pays a management service fee to a stockholder. In August 2010, the Company and stockholder entered into an agreement deferring payment until the Board decides payments may resume; however, the fee continues to accrue. Total expense for the years ended December 31, 2016 and 2015 was $225,000. Included in accrued expenses at December 31, 2016 and 2015 are fees of $1,458,750 and $1,233,750, respectively, that remain payable.

As discussed in Note 7, the Company has a line-of-credit and a subordinated note payable with the same stockholder. Interest expense for the years ended December 31, 2016 and 2015 was $824,706 and $1,847,169, respectively, on these agreements.

15.	SELF-FUNDED INSURANCE PLAN

During 2016, the Company started a partially self-funded insurance plan for employee medical coverage. The Plan has stop-loss insurance that limits the Company’s losses during the policy period to $40,000 per person or an aggregate stop-loss of 100% up to $1,100,000.